Exhibit 99.1

            Catalyst Semiconductor Reports 7th Consecutive
            Profitable Quarter on 11% Increase in Revenues


    SUNNYVALE, Calif.--(BUSINESS WIRE)--Aug. 21, 2003--Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fiscal first quarter ended July 31, 2003.
    For the quarter ended July 31, 2003, Catalyst had net income of $920,000, or $0.05 per diluted share, on revenues of $13.8 million. This compares with net income of $4.0 million, or $0.22 per diluted share--which included a $2.7 million or $0.15 cent per share tax benefit--on revenues of $12.5 million in the fourth fiscal quarter of fiscal 2003, and net income of $1.2 million, or $0.06 per diluted share, on revenues of $12.5 million in the first quarter of fiscal 2003. A majority of the tax benefit in the prior quarter resulted from recognition of previously reserved deferred tax assets due to the Company's sustained profitability and expectation of further tax benefits.
    The 11 percent increase in revenues over the previous quarter was in line with the guidance provided with the announcement of that quarter's results in May. In the Company's efforts to increase its market share, shipment of some lower margin, high volume orders resulted in a gross margin for the first quarter of fiscal 2004 of
37.2 percent, compared to 42.3 percent in the fourth quarter of fiscal 2003, and 43.7 percent in the year earlier quarter. Gross margin for the fourth quarter of fiscal 2003 also had been favorably impacted by reduced product costs and sale of some previously reserved inventory.
    The company said it has taken additional steps to further reduce product costs, which may help increase revenues in the second quarter. Research and development expense increased 5 percent from the previous quarter as a result of increased new product development activity.
    As of July 31, 2003, Catalyst had cash, cash equivalents and short- term investments of $29.0 million, an increase of $1.0 million versus the previous quarter. During the quarter, the Company repurchased 74,000 shares of its common stock on the open market at an average cost of $2.91 per share, or $215,000. Stockholders' equity increased during the quarter by $1.1 million to $43.5 million or $2.65 per share outstanding at the end of the quarter.

    Other highlights of the quarter included:

    -- Introduction of new white LED drivers for color LCD modules, marking the second product in a growing family of products for portable consumer applications,

    -- Adding more products to Catalyst's line of potentiometer circuits used in industrial, medical and mobile applications,

    -- Receipt of a U.S. patent on an innovative low dropout linear voltage regulator design, and

    -- Expansion of the Company's international sales presence through addition of a new sales office in Shanghai and an independent sales representative serving the Scandinavian and Baltic countries.

    Management Comments

    "We are pleased to see the revenue and volume increases which reflect our capability to compete in certain price sensitive markets. This is an important part of our strategy to increase market share and gain additional customers for our emerging mixed signal product lines," said Gelu Voicu, President and Chief Executive Officer.
    "We are continuing to pursue our previously announced strategy to expand our product portfolio. Signs of progress in this program during the recent quarter include the introduction of additional new mixed signal products and design wins for several of our recently introduced products. Design wins for these devices typically take up to six months to be reflected in revenues due to the length of the production cycle for the next generation of our customers' products. We are encouraged by the early market acceptance of our emerging mixed signal product line," Voicu said.
    The Company submitted its application for listing on the NASDAQ National Market shortly after shares of Catalyst stock traded above the required $5.00 per share price for 30 consecutive days. NASDAQ is expected to respond to the application in six to eight weeks. The response could be a request for further information which would extend the process further.

    Outlook

    "From a top line standpoint, we expect the second quarter to continue to reflect higher volumes and a further increase in revenue. With our continuing tight control of operating expenses, we expect to continue being profitable," Voicu said.

    Investor Conference Call

    The Company will conduct a conference call on the first fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.companyboardroom.com, or by dialing 888/497-4616 (domestic only). A replay of the call will be aired from approximately 4:00 p.m. today until 4:00 p.m. (Pacific) on August 28th at the company's Web site or by dialing (800) 633-8284, entering reservation number 21157694 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Flash Memories, Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst- semiconductor.com

    Certain statements in this press release, including statements regarding the tax benefits in future years; the future deterioration of prices for Catalyst's products; the cost reductions and simplification of certain procedures that Catalyst' new family of analog power products will provide; the introduction of new analog mixed signal products throughout the rest of the fiscal year; customers requests for new products; customer qualifications for our newly introduced analog power products; increases in research and development and marketing expenses; the increase in revenue for the second quarter of fiscal 2004; and anticipated approval by NASDAQ of our application for National Market listing are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause the forward looking statements and Catalyst's results to differ materially, include, without limitation: continued poor economic conditions in the U.S. and foreign markets, particularly in the semiconductor industry; increased competition in the markets for the Catalyst's products leading to decreased average selling prices; the continued growth of the markets for Catalyst's products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of our new products and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.



                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)



                                                   July 31,  April 30,
                                                      2003      2003
                                                    --------  --------
                      ASSETS
Current assets:
 Cash and cash equivalents                           $6,404    $7,828
   Short-term investments                            22,549    20,078
 Accounts receivable, net                             9,409     7,863
 Inventories                                          7,537     8,423
   Deferred tax assets                                1,914     1,914
 Other assets                                         1,045     1,146
                                                    --------  --------
     Total current assets                            48,858    47,252

Property and equipment, net                           3,086     3,091
Other assets                                            286       245
                                                    --------  --------
     Total assets                                   $52,230   $50,588
                                                    ========  ========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $4,035    $3,692
 Accrued expenses                                     2,723     3,126
 Deferred gross profit on shipments to distributors   1,993     1,417
                                                    --------  --------
     Total current liabilities                        8,751     8,235

Total stockholders' equity                           43,479    42,353
                                                    --------  --------
     Total liabilities and stockholders' equity     $52,230   $50,588
                                                    ========  ========

       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)

                                                    Three Months Ended
                                                    July 31,  July 31,
                                                       2003     2002
                                                     -----------------

Net revenue                                          $13,847  $12,457

Cost of revenues                                       8,700    7,019
                                                     -------- --------
Gross profit                                           5,147    5,438

Research and development                               1,548    1,290
Selling, general and administration                    2,607    2,359
                                                     -------- --------
Operating income                                         992    1,789

Net interest income                                       90       66
                                                     -------- --------
Income before taxes                                    1,082    1,855

Income tax provision                                     162      695
                                                     -------- --------

Net income                                              $920   $1,160
                                                     ======== ========

Net income per share:
    Basic                                              $0.06    $0.07
                                                     ======== ========

    Diluted                                            $0.05    $0.06
                                                     ======== ========

Weighted average common shares outstanding:
    Basic                                             16,358   16,926
                                                     ======== ========

    Diluted                                           18,755   18,958
                                                     ======== ========



    CONTACT: Catalyst Semiconductor
             Joan Vargas, 408-542-1051 (Investor Relations) joan.vargas@catsemi.com